Exhibit (e.2)

Distribution Agreement

EXHIBIT A

iShares U.S. ETF Trust

iShares Commodities Select Strategy ETF

iShares Edge U.S. Fixed Income Balanced Risk ETF

iShares Interest Rate Hedged 10+ Year Credit Bond ETF

iShares Interest Rate Hedged Corporate Bond ETF

iShares Interest Rate Hedged Emerging Markets Bond ETF

iShares Interest Rate Hedged High Yield Bond ETF

iShares Ultra Short-Term Bond ETF

iShares Short Maturity Bond ETF

iShares Short Maturity Municipal Bond ETF

Amended and Approved by the Board of Trustees of iShares U.S. ETF Trust on June 22-23, 2016.